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                                                             OMB APPROVAL
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                        UNITED STATES                 OMB Number: 323500080
             SECURITIES AND EXCHANGE COMMISSION       --------------------------
                   WASHINGTON, D.C. 20549             Expires: February 28, 2009
                                                      Estimated average burden
                           FORM 25                    hours per response....1.00
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         NOTIFICATION OF REMOVAL FROM LISTING AND/OR
           REGISTRATION UNDER SECTION 12(B) OF THE
              SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-33025

        CLAYMORE EXCHANGE-TRADED FUND TRUST, AMERICAN STOCK EXCHANGE LLC
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 (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)

                            2455 CORPORATE WEST DRIVE
                              LISLE, ILLINOIS 60532
                                (630) 505 - 3700
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   (Address, including zip code, and telephone number, including area code, of
                     Issuer's principal executive offices)

    SHARES OF BENEFICIAL INTEREST, NO PAR VALUE, OF THE FOLLOWING PORTFOLIOS:

       CLAYMORE/ZACKS DIVIDEND ROTATION ETF, CLAYMORE/CLEAR SPIN-OFF ETF, CLAYMORE/ZACKS YIELD HOG ETF, CLAYMORE/ZACKS MID-CAP CORE ETF, CLAYMORE/SABRIENT DEFENDER ETF, CLAYMORE/BNY BRIC ETF, CLAYMORE/S&P GLOBAL DIVIDEND OPPORTUNITIES
   INDEX ETF, CLAYMORE/SABRIENT INSIDER ETF, CLAYMORE/OCEAN TOMO PATENT ETF,
      CLAYMORE/OCEAN TOMO GROWTH INDEX ETF, CLAYMORE/SABRIENT STEALTH ETF, CLAYMORE/GREAT COMPANIES LARGE-CAP GROWTH INDEX ETF, & CLAYMORE/ZACKS SECTOR
                                  ROTATION ETF
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                      (Description of class of securities)
Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

|_|  17 CFR 240.12d2-2(a)(1)
|_|  17 CFR 240.12d2-2(a)(2)
|_|  17 CFR 240.12d2-2(a)(3)
|_|  17 CFR 240.12d2-2(a)(4)

|_| Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.(1)

|X| Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

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(1)  Form 25 and attached Notice will be considered compliance with the provisions of 17 CFR 240.19d-1 as applicable. See General Instructions.

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.


                     PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
SEC 1654(03-06)      CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
                     THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

Pursuant to the requirements of the Securities Exchange Act of 1934, Claymore Exchange-Traded Fund Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

October 22, 2008     By  /s/ J. Thomas Futrell           Chief Executive Officer
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     Date            J. Thomas Futrell                            Title




                     PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
SEC 1654(03-06)      CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
                     THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.